                                                                                                  Exhibit 99.1

For Immediate Release

Contact: Paul Colasono, CFO
Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT ANNOUNCES ADDITIONAL REDUCTIONS IN BORROWING COSTS

Debt Agreement Modifications Include Termination of Existing Success Fees and Interest Rate Margin Reductions

NEW YORK, December 19, 2006 -- Franklin Credit Management Corporation (NASDAQ Global Market: FCMC - News), a specialty consumer finance company primarily engaged in the acquisition, origination, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced several modifications to its borrowing agreements.

“We are very pleased to announce the elimination of all existing and potential success fee liabilities,” stated Paul Colasono, Chief Financial Officer of Franklin Credit Management Corporation. The Company reported that its success fee liability currently existing, which would have subsequently increased, has been terminated and eliminated effective December 1, 2006, in consideration for $4.5 million paid to its lead bank. The Company’s current liability of $6.7 million at September 30, 2006 was eliminated, and the corresponding debt discount of $2.9 million was reduced to approximately $725,000 and will be amortized to expense over the remaining terms of the applicable debt. Mr. Colasono continued, “while the accounting for these success fees is somewhat complex, essentially the current amortization of the debt discount will be reduced from approximately $400,000 per quarter to approximately $50,000 per quarter. This agreement eliminates a potential increasing future liability, which under certain circumstances could have risen as high as approximately $14 million over time and would have substantially increased our quarterly expense amortization in future periods.”

In addition, the Company reported that its lead lending bank has agreed to reduce the interest rate margin on new term debt incurred after November 14, 2006 to fund the acquisition, or purchase, of 1-4 family residential loans secured by second mortgages from the current margin of 250 basis points to 235 basis points. Also commencing November 15, 2006, the interest rate margin on new term debt to fund the acquisition, or purchase, of 1-4 family residential loans secured by first liens was reduced from the current margin of 250 basis points to 200 basis points.

“These reductions in margins will not only lower our future borrowing costs, but they will enable us to be more competitive in bidding for pools of loans, particularly those secured by first liens,” noted Gordon Jardin, the Company’s Chief Executive Officer.

Additional information regarding these borrowing revisions is available in a Form 8-K filing that was submitted to the SEC today.

The Company previously reported in August of this year that all new borrowings under its term loan agreement after June 25, 2006 would not be subject to a 50 basis point success fee upon payoff off of such new debt, and that the 75 basis point origination fee had been reduced to 50 basis points on all new term debt incurred to fund acquisitions of loan pools after June 25, 2006. In addition, the Company also reported in August that its lead lending bank agreed to reduce the interest rate margin on almost $500 million of existing term debt by 25 basis points effective October 1, 2006 and by an additional 25 basis points effective January 1, 2007.

“I am pleased with the support we have received from our lead lending bank and the progress we have made thus far as we pursue our strategic goal to reduce overall borrowing costs over time,” commented Tom Axon, Chairman of Franklin Credit Management Corporation.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the Company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and generally holds for investment the loans acquired and a significant portion of the loans originated. The Company's executive offices are headquartered in New York City and its new administrative and operations office is located in Jersey City, New Jersey. Additional information on the company is available on the Internet at our website at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, and changes in the level of growth in the finance and housing markets; (ii) the status of the Company’s relations with the Company’s principal lender and such lender's willingness to extend additional credit to the Company; (iii) the availability for purchases of additional loans; (iv) the availability of sub-prime borrowers for the origination of additional loans; (vi) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vii) the status of the Company’s regulatory compliance; and (viii) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as other wise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.